CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Microware Systems Corporation of our report dated May 2, 1996, except as to the last paragraph of note 15 which is as of May 9, 1996, relating to the consolidated balance sheets of Microware Systems Corporation and subsidiaries as of March 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996 annual report on Form 10-K of Microware Systems Corporation.



Des Moines, Iowa                                 KPMG Peat Marwick LLP
August 28, 1996